Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

Varian Semiconductor Equipment Associates, Inc. (“VSEA” or “the Company”) and John E. Aldeborgh (“Employee”), have discussed Employee’s current employment with the Company and on the basis of each party’s own considerations have reached a mutual understanding, as provided in this Agreement for Employee’s separation from the Company. It is the intent of Employee and the Company that this Agreement will mutually, amicably and finally resolve and compromise all issues and claims relating to or involving Employee’s employment with the Company and his voluntary separation therefrom.

NOW THEREFORE, in consideration of the mutual promises, understandings and conditions contained herein, Employee and the Company hereby agree as follows:

1. Last Day of Employment. Until September 30, 2006 (“Last Day of Employment”), Employee agrees to perform such projects as may be assigned by the Chief Executive Officer or the Executive Vice President of Sales to assist with transitional matters, including, but not limited to, special projects, advising Sales Management personnel on various sales/marketing matters, and assisting managers in various functions in implementing their respective Sales Management Plans.

2. Consideration. In consideration for signing this Agreement and General Release and in compliance with the promises made herein, VSEA agrees, in the event Employee executes this Agreement and General Release and returns it to VSEA and does not revoke it pursuant to paragraph 14, to the following:

a. VSEA will pay Employee his base salary until September 30, 2006. In addition, Employee will continue to be eligible for all benefit plans in which he is currently participating until September 30, 2006, subject to normal plan provisions for withdrawing from such participation, provided, however, that Employee will be entitled to contribute to the ESPP only through June 30, 2006 and as provided by the Plan. Employee will be paid for any accrued PPL balance on the Last Day of Employment.

b. If Employee does not have new employment by September 30, 2006, VSEA will pay Employee severance pay in the form of salary continuation from September 30, 2006 until the earlier of (i) December 31, 2006, or (ii) the date Employee finds new employment at eighty percent (80%) or more of Employee’s current base salary, less lawful deductions. Employee shall certify in writing by September 30, 2006 and the 30th day of each month thereafter, that he has not found new employment. This monthly certification shall be sent in writing, by facsimile or email, to Bruce Stokes, Director of Human Resources, and must be received by the 30th of each month for additional severance to be paid. The Company’s obligation to pay this salary continuation and COBRA continuation, as explained in paragraph 2(c) below, shall be subject to, and conditioned upon, Employee’s execution on September 30, 2006 of a full release of claims satisfactory to the Company in the form attached hereto as Attachment A, releasing VSEA and its employees and agents from any claims arising from or related to Employee’s employment or severance from employment with VSEA, including any claims arising from this Agreement. This release is separate from and in addition to the release of claims set forth in paragraph 5 below.

c. If after September 30, 2006 Employee elects to continue health coverage under VSEA’s health plan in accordance with the continuation requirements of COBRA, VSEA will pay for the cost of said coverage until the earlier of (i) the date Employee begins full-time employment or full-time self-employment; or (ii) December 31, 2006. Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period at Employee’s own expense.

d. Stock Options: Employee’s stock options and restricted stock will vest through September 30, 2006 and Employee may exercise vested stock options in accordance with the Omnibus Stock Plan, as amended. Thus, Employee may exercise vested stock options until the end of the day on December 30, 2006

e. Outplacement: The Company agrees to pay to Employee upon execution of this Agreement fifteen thousand dollars ($15,000) for professional outplacement services as typically provided to executives of Employee’s level to be used by Employee at an outplacement service.

f. If Employee is unemployed as of September 30, 2006, the Company agrees that it will not contest any application that Employee may make for unemployment compensation benefits. The Company does not and cannot guarantee Employee will be awarded such benefits. Nothing herein is intended to require the Company to make false or misleading statements to any governmental entity.

g. Company Car: Employee may continue to use the company car that he is currently using, a Porsche Cayenne S SUV up to his Last Day of Employment. Employee shall pay costs for gas and maintenance and the Company will pay the costs for the lease of the vehicle and insurance until the Last Day of Employment. The Company agrees that it shall purchase the company car and transfer title to Employee as soon as reasonably practicable on or after September 30, 2006.

3. Other Terms and Conditions of This Agreement.

a. Employee shall be entitled to the following Employee benefits:

1. Life Insurance: Within 31 days after Employee’s last day of employment, Employee may elect to convert his Company group life insurance coverage to an individual life insurance conversion policy offered by the insurance company in an amount of coverage equal to or less than the amount of life insurance coverage under the group policy. To convert to this coverage, Employee must apply and pay the first premium within thirty one (31) days of the date his life insurance coverage under the group plan ends. The Company Human Resources Office will provide Employee with information and application forms for converting to individual life insurance coverage.

2. Retirement Program: The terms of the Retirement Program do not permit Employee to continue as a contributing participant in the Retirement Program after his last day of employment.

3. SERP Benefit Plan: The Company shall pay Employee any and all amounts earned to his Supplemental Retirement Plan account through December 31, 2005 in accordance with the SERP payout election that he has made with the Company.

b. Employee shall not participate in the Company’s Management Incentive Program (“MIP”) for fiscal year 2006 and will not be entitled to any payment under that program for fiscal 2006.

c. Subsequent Regulatory Changes: In the event that any governmental regulation applicable to a Company compensation or benefit plan under which payments or benefits are to be provided to Employee under this Agreement would prohibit any such payment or benefit, or would jeopardize the regulatory qualifications or status of any such plan if such payment or benefit is provided to Employee, the Company will not be obligated to make such payment or to provide such benefit to Employee; provided, however, that the Company will to the extent permitted under such regulations provide Employee with comparable compensation.

4. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Paragraph 2 above, except for Employee’s execution of this Agreement and General Release and the fulfillment of the promises contained herein. Should Employee breach any material obligations under this Agreement, including but not limited to, Confidentiality (paragraph 7) and Non-Competition (paragraph 9) Employee agrees promptly to return/reimburse to VSEA all consideration paid and/or provided to Employee under this Agreement.

5. General Release of Claims. Employee, his heirs, executors, administrators, successors, and assigns, knowingly and voluntarily releases and forever discharge VSEA, its parent corporations, affiliates, subsidiaries, divisions, predecessors (including but not limited to Varian Associates, Inc.), insurers, successors and assigns and the current and former employees, attorneys, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, known and unknown, which the Employee has or may have against Employer as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Massachusetts Civil Rights Act, G.L. c. 12, §§11H and 11I;

•	The Massachusetts Equal Rights Law, G.L. c. 93;

•	The Massachusetts Wage and Hour Laws, G.L. c.s 149 and 151;

•	The Massachusetts Privacy Statute, G.L. c. 214, §1B, as amended;

•	The Massachusetts Law Against Discrimination, G.L. c. 151B;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; and/or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

This release does not include any claims for indemnification under the provisions of Delaware law, the Company’s Bylaws, the Company’s Restated Articles of Incorporation or Employee’s Indemnification Agreement with the Company.

6. Affirmations. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form. Employee further affirms that Employee has been paid for and/or has received all vacation (“PPL”) (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement and General Release. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

7. Confidentiality. Employee agrees not to disclose any information regarding the existence or substance of this Agreement and General Release, except to Employee’s immediate family, tax advisor, and an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and General Release. Nothing herein is intended to or shall preclude Employee from filing a complaint and/or charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Employee, however, shall not be entitled to receive any relief, recovery, or monies in connection with any complaint or charge brought against Employer, without regard as to who brought said complaint or charge. Further, nothing in this paragraph is intended to preclude Employee from cooperating in any government investigation.

8. Return of Company Property. Employee agrees and acknowledges that Employee promptly will return to the Company all originals and copies of VSEA documents and property, including, without limitation, database information, client information, sales documents, financial statements, budgets and forecasts, and any other similar documents, as well as any equipment, provided, however, that Employee may keep as his own the laptop computer issued to him by the Company that he is currently using. Employee further agrees that Employee shall abide by any and all contractual, common-law and statutory obligations relating to protection and non-disclosure of trade secrets and confidential and proprietary documents and information. Employee also confirms that Employee has not incurred and will not incur any unauthorized credit card charges or other liabilities of any nature for which VSEA may be liable.

9. Non-Competition. As a further condition to the Company’s obligations to pay compensation or provide benefits to Employee pursuant to this Agreement, Employee shall not, prior to June 30, 2007, engage in any work of any nature with Applied Materials (ion implant division), Axcelis, Nissin, or Sumitomo Eaton Nova (SEN), which competes, directly or indirectly, with the services or products produced, sold or provided by the Company or its affiliates and subsidiaries without the prior written consent of the Company, the granting of such consent being at the sole discretion of the Company.

10. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provision. In the event Employee breaches any provision of this Agreement and General Release, Employee affirms that the Company may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

11. Non-admission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by either party, or evidence of any liability or unlawful conduct of any kind.

12. Amendment. This Agreement and General Release may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement and General Release.

13. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings relating to the subject matter hereof, except as provided herein. Employee and Company hereby immediately terminate Employee’s Change-In Control Agreement having an effective date of April 1, 2002. Company acknowledges and agrees that Employee’s Indemnification Agreement shall remain in effect with respect to any acts of Employee covered by said Indemnification Agreement up to the date of execution of this Agreement and General Release by Employee. Employee acknowledges and reaffirms Employee’s obligations under the Employee Innovation and Proprietary Information Agreement and understands that VSEA would not provide the severance and benefits set forth in this Agreement but for Employee’s reaffirmation. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

14. Revocation. Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Employee executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Gary Loser, Vice President and General Counsel, and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Gary Loser or his designee, or overnight mailed to Gary Loser at the above address and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed at the time of Employee’s last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

EMPLOYEE IS HEREBY ADVISED THAT EMPLOYEE HAS UP TO TWENTY-EIGHT (28) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-EIGHT (28) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

Varian Semiconductor Equipment Associates, Inc.

By:	/S/ JOHN E. ALDEBORGH	By:	/S/ ROBERT J. HALLIDAY
	John E Aldeborgh		Robert J. Halliday
Executive Vice President, Treasurer and Chief Financial Officer

Date:	January 2, 2006	Date:	January 2, 2006

ATTACHMENT A

RELEASE

In consideration of the severance payments to be made by VSEA to me as set forth in paragraphs 2(b) and 2(c) of the Agreement and General Release dated December 1, 2005, my heirs, executors, administrators, successors, and assigns, and I knowingly and voluntarily release and forever discharge VSEA, its parent corporations, affiliates, subsidiaries, divisions, predecessors (including but not limited to Varian Associates, Inc.), insurers, successors and assigns and the current and former employees, attorneys, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, known and unknown, which I have or may have against Employer that may have accrued between the date of execution of the Agreement and General Release and the date of execution of this Attachment A, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Massachusetts Civil Rights Act, G.L. c. 12, §§11H and 11I;

•	The Massachusetts Equal Rights Law, G.L. c. 93;

•	The Massachusetts Wage and Hour Laws, G.L. c.s 149 and 151;

•	The Massachusetts Privacy Statute, G.L. c. 214, §1B, as amended;

•	The Massachusetts Law Against Discrimination, G.L. c. 151B;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; and/or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

This release does not include any claims for indemnification under the provisions of Delaware law, the Company’s Bylaws, the Company’s Restated Articles of Incorporation, or Employee’s Indemnification Agreement with the Company.

I understand that I have a period of up to twenty-eight (28) days to consider this release identified as Attachment A, and have been advised to consult with an attorney prior to my execution of this release. I understand that I may revoke this release identified as Attachment A for a period of seven (7) days following the day I execute it, and that any revocation must comply with the revocation procedures set forth in paragraph 14 of this Agreement and General Release to which this Attachment A is attached. I also understand that any revocation of this Exhibit A will not invalidate or otherwise affect the General Release contained in paragraph 5 of the Agreement and General Release to which this Attachment A is attached.

ACCEPTED AND AGREED:

Date:	January 2, 2006	/S/ JOHN E. ALDEBORGH
John E Aldeborgh